Exhibit 99
Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510
FOR IMMEDIATE RELEASE
NORTHFIELD BANCORP, INC. ANNOUNCES SEPTEMBER 30, 2009 RESULTS
NOTABLE ITEMS INCLUDE:
•	EARNINGS OF $0.08 PER SHARE FOR THE THIRD QUARTER OF 2009 MATCHES SAME 2008 QUARTER

•	NET INTEREST INCOME INCREASES 20% IN THE YEAR OVER YEAR QUARTER, AS INTEREST-EARNING ASSETS GROW OVER 21% TO $1.8 BILLION

•	DECLARATION OF FIFTH CONSECUTIVE CASH DIVIDEND OF $0.04 PER COMMON SHARE

•	LOANS INCREASE 13% FOR THE YEAR TO $667 MILLION

•	STOCKHOLDERS’ EQUITY INCREASES TO $396.3 MILLION, OR 19.9% OF TOTAL ASSETS

•	PROVISION FOR LOAN LOSSES TOTALS $2.7 MILLION FOR THE THIRD QUARTER 2009 INCREASING THE ALLOWANCE FOR LOAN LOSSES TO $14.2 MILLION, OR 2.13% OF TOTAL LOANS. NON-PERFORMING LOANS INCREASE TO $35.7 MILLION AS COMPARED TO $31.0 MILLION AT JUNE 30, 2009
Avenel, New Jersey, October 28, 2009....Northfield Bancorp, Inc. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported net income of $3.2 million for the quarter ended September 30, 2009, compared to $3.3 million for the quarter ended September 30, 2008. Basic and diluted earnings per common share were $0.08 for both quarters ended September 30, 2009 and 2008. Net income for the nine months ended September 30, 2009, was $8.0 million, compared to $12.4 million for the nine months ended September 30, 2008. Basic and diluted earnings per common share for the nine months ended September 30, 2009 and 2008 were $0.19 and $0.29, respectively. Net income for the nine months ended September 30, 2008, included a $2.5 million, nontaxable, death benefit realized on bank owned life insurance. Excluding the realized gain on the death benefit from bank owned life insurance of $0.06 per share, basic and diluted earnings per common share for the nine months ended September 30, 2008, were $0.23 per common share.
John Alexander, Chairman and Chief Executive Officer, commented “Our financial performance remained strong during the quarter. We increased net interest income and sustained margins, and continued to build reserves for future losses, while earning $3.2 million in the quarter. We remain focused on strong loan and deposit growth while working to control costs. Our stock repurchase program is continuing and we also are pleased to announce the declaration of our fifth quarterly dividend.”
Alexander further remarked, “While there are many promising signs the economy is recovering, there is still significant stress. Unemployment remains high thus affecting rents, home sales, retailers, and manufacturers. We are taking significant steps to ensure we are positioned for the future as we continue to lend to creditworthy borrowers and assist existing borrowers. Deposit growth is a major focus and as part of the strategy to expand our branch footprint, we recently opened the first of three new branch locations in Staten Island and construction has begun on our second Brooklyn branch.”
Financial Condition
Total assets increased to $2.0 billion at September 30, 2009, from $1.8 billion at December 31, 2008. The increase was primarily attributable to increases in securities of $182.3 million and loans held for investment, net of $76.7 million. Loans held for investment, net totaled $666.7 million at September 30, 2009, as compared to $590.0 million at December 31, 2008. The increase was primarily in multi-family real estate loans which increased $58.3 million, or 53.5%, to $167.3 million, from $109.0 million at

December 31, 2008. Loans held for investment, net also increased due to an increase in commercial real estate loans of $29.3 million, or 10.1%, to $318.4 million, as well as an increase in commercial and industrial loans of $8.5 million, or 76.9%, to $19.5 million. In addition, home equity loans also increased $1.4 million, or 5.9%, from $24.2 million at December 31, 2008, with consumer loans also experiencing an increase of $67 thousand, or 5.0% over the same time period. These increases were partially offset by decreases in residential and land & construction loans.
The Company’s securities portfolio totaled $1.2 billion at September 30, 2009, as compared to $974.6 million at December 31, 2008, of which $719.6 were residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, and Ginnie Mae. At September 30, 2009, the Company also held residential mortgage-backed securities not guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae, referred to as “private label securities.” These private label securities had an amortized cost of $192.9 million and an estimated fair value of $191.5 million at September 30, 2009. At September 30, 2009, the private label securities portfolio was in a net unrealized loss position of $1.3 million, consisting of gross unrealized losses of $5.6 million and gross unrealized gains of $4.3 million.
Of the $191.5 million in private label securities only three securities with an estimated fair value of $17.5 million are rated less than AAA at September 30, 2009. The first of these three securities had an estimated fair value of $5.4 million and was rated CCC, the second had an estimated fair value of $5.8 million and was rated Baa2, with the third having an estimated fair value of $6.3 million and was rated AA. The Company continues to receive principal and interest payments in accordance with the contractual terms on each of the three securities. Management has evaluated, among other things, delinquency status, estimated prepayment speeds and the estimated default rates and loss severity in liquidating the underlying collateral for each of these three securities. As a result of management’s evaluation of these securities, the Company recognized other-than-temporary impairment of $1.4 million on the $5.4 million security that was rated CCC. Since management does not have the intent to sell the security, and it is more likely than not that the Company will not be required to sell the security, before its anticipated recovery, the credit component of $176,000 was recognized in earnings for the quarter ended September 30, 2009, and the non-credit component of $1.2 million was recorded as a component of accumulated other comprehensive income, net of tax. All other losses within the Company’s investment portfolio were deemed to be temporary at September 30, 2009.
Nonperforming loans totaled $35.7 million (5.36% of total loans) at September 30, 2009, $31.0 million (4.71% of total loans) at June 30, 2009, $24.1 million (3.86% of total loans) at March 31, 2009, and $9.6 million, (1.63% of total loans) at December 31, 2008. Also shown for the same dates are troubled debt restructurings on which interest is accruing.

	September 30,	June 30,	March 31,	December 31,
(in thousands)	2009	2009	2009	2008
Non-accruing loans	$15,997	16,016	13,166	8,552
Non-accruing loans subject to restructuring agreements	14,238	11,494	9,650	950

Total non-accruing loans	30,235	27,510	22,816	9,502
Loans 90 days or more past maturity and still accruing	5,487	3,483	1,281	137

Total non-performing loans	35,722	30,993	24,097	9,639
Other real estate owned	933	993	1,071	1,071

Total non-performing assets	$36,655	31,986	25,168	10,710

Loans subject to restructuring agreements and still accruing	$7,258	6,838	2,414	—
Non-accruing loans subject to restructuring agreements increased to $14.2 million at September 30, 2009. These related primarily to loans that were accruing but were demonstrating weaknesses that management believed warranted formal restructurings, with the objective of maximizing the ultimate collectability of the loans. Based on a borrower’s payment performance prior to the restructuring and various other uncertainties, including changes in the current economic environment, management deemed it appropriate to place certain of these loans on a non-accrual status, and recognize interest income on a cash basis, as appropriate, until the borrowers demonstrate sustained performance under the restructured terms. At

September 30, 2009, total non-accruing loans subject to restructuring agreements that were performing in accordance with the restructured terms amounted to $10.1 million, or 70.2%, of the $14.2 million outstanding. In addition, loans 90 days or more past maturity and still accruing interest increased to $5.5 million. These loans are current as to the original contractual interest payment terms, are considered well secured, and are currently in the process of renewal.
Total non-accruing loans of $30.2 million, consist of the following categories at September 30, 2009: $18.6 million in commercial real estate loans, $6.4 million in construction and land loans, $1.9 million in one- to four-family real estate loans, $1.7 million in multifamily real estate loans, $1.6 million in commercial and industrial loans, and $98,000 in home equity and lines of credit. Included in the $16.0 million of non-accruing loans is a $5.1 million commercial real estate loan that was performing in accordance with its original contractual terms at September 30, 2009 that was placed on non-accrual status due to sustained financial weakness of the borrower.
Total liabilities increased to $1.6 billion at September 30, 2009, from $1.4 billion at December 31, 2008. The increase was primarily attributable to increases in deposits of $269.0 million, or 26.3%, from December 31, 2008, partially offset by a decrease in borrowings of $48.6 million, or 14.6%, over the same time period. The increase in deposits in 2009 was primarily due to an increase of $172.9 million in certificates of deposit and an increase of $96.1 million in core deposits (money market, transaction, passbook and statement savings). The decrease in borrowings is primarily attributable to maturities during the year.
Total stockholders’ equity increased to $396.3 million at September 30, 2009, from $386.6 million at December 31, 2008. The increase was primarily attributable to net income of $8.0 million for the first nine months of 2009, and an increase in other comprehensive income of $14.3 million related primarily to a decrease in market interest rates that resulted in an increase in the estimated fair values of our securities available for sale. These increases were partially offset by $13.0 million in stock repurchases and dividends of approximately $2.3 million for the nine months ended September 30, 2009. In February 2009, the Company’s Board of Directors authorized a stock repurchase program pursuant to which the Company may repurchase up to 2,240,153 shares of its outstanding shares. The Company is conducting such repurchases in accordance with a Rule 10b5-1 trading plan, and through September 30, 2009, has purchased 1,175,050 shares of common stock, at an average cost of $11.05 per share.
On a standalone basis, Northfield Bank’s Tier 1 (core) capital ratio was approximately 14.4%, at September 30, 2009. The Bank’s Tier 1  risk-based capital ratio was approximately 28.5% at the same date. These ratios continue to significantly exceed the required regulatory capital necessary to be considered “well capitalized” under federal capital regulations.
Results of Operations
Net income for the quarter and nine months ended September 30, 2009, was $3.2 million and $8.0 million, as compared to $3.3 million and $12.4 million, respectively for the comparable prior year periods. Net income for the nine months ended September 30, 2008, included a $2.5 million, nontaxable, death benefit realized on bank owned life insurance in the first quarter of 2008.
Net income has remained relatively flat for the quarter ended September 30, 2009, as compared to the quarter ended September 30, 2008, decreasing $88,000 between the two periods. Net interest income increased $2.5 million, or 20.7%, which was more than offset by an increase of $1.4 million, or 113.4%, in the provision for loan losses and an increase of non-interest expense of $1.7 million, or 25.8%, which was attributable, in part, to an increase in compensation expense related to equity awards granted in January 2009 and a higher level of FDIC deposit insurance expense.
The decrease in net income for the nine months ended September 30, 2009, was due primarily to a $2.5 million, nontaxable, death benefit realized on bank owned life insurance in the first quarter of 2008, and an increase in the provision for loan losses of $4.4 million, from $3.1 million for nine months ended September 30, 2008, to $7.5 million for the nine months ended September 30, 2009. The increase in the provision for loan losses in the current year was due primarily to an increase in total loans outstanding, an increase in non-performing loans, impairment losses on specific loans, including non-performing loans, as well as increases in general loss factors utilized in management’s estimate of credit losses inherent in the loan portfolio in recognition of the current economic environment and real estate market. Net  charge-off’s for the nine-months ended September 30, 2009 totaled $2.0 million, as compared to $1.0 million for the nine-months ended September 30, 2008.
Net income for the nine months ended September 30, 2009, was also negatively affected by an increase in non-interest expense of $6.6 million. FDIC deposit insurance expense increased $1.8 million for the nine months ended September 30, 2009, of which approximately $770,000 related to the FDIC’s special assessment recognized in the second quarter of 2009. Non-interest expense also increased in 2009 due to an increase of $3.6 million in compensation and employee benefits expense, which included $1.6 million for equity awards. Non-interest expense also increased in 2009 due to higher levels of professional fees associated with loan restructurings and collection efforts, increases in personnel, and higher premises and equipment costs associated with additional back office operation leasehold improvements, branch improvements, and lease payments on future branch locations. These increases in expense were partially offset by an increase in net interest income of $7.0 million, or 20.4%, from $34.4 million for the nine months ended September 30, 2008 to $41.4 million for the nine months ended September 30, 2009.
Net interest income was $14.8 million and $41.4 million for the quarter and nine months ended September 30, 2009, respectively, as compared to $12.2 million and $34.4 million, respectively, for the comparable prior year periods. The increase in net interest income for the quarter ended September 30, 2009, as compared to the comparable prior year quarter was primarily due to an increase in total average interest-earning assets of $318.0 million, or 21.0%, partially offset by a decrease in the average yield of interest-earning assets over the same time period. In addition, net interest income benefited from a decrease in the cost of interest-bearing liabilities of 44 basis points from 2.42% for the quarter ended September 30, 2008, to 1.98% for the quarter ended September 30, 2009, partially offset by an increase in the average carrying balance of interest bearing liabilities over the same time period. Net interest margin for the quarter ended September 30, 2009 was 3.20%, a decrease of three basis points over the linked-quarter net interest margin of 3.23%, and a decrease of two basis points from the quarter ended September 30, 2008. The net interest margin was negatively affected by a 27 basis point decrease in the rate earned on interest-earning assets, from 5.01% for the quarter ended September 30, 2008, to 4.74% for the quarter ended September 30, 2009, which was partially offset by a decrease in the cost of interest-bearing liabilities.
The increase in net interest income for the nine months ended September 30, 2009, as compared to the comparable prior year period was primarily due to an increase in total average interest-earning assets of $297.6 million, or 20.6%, partially offset by a decrease in the average yield of interest-earning assets over the same time period. Net interest income also benefited from a decrease in the cost of interest-bearing liabilities of 36 basis points from 2.56% for the nine months ended September 30, 2008, to 2.20% for the nine months ended September 30, 2009, partially offset by an increase in the average carrying balance of interest bearing liabilities over the same time period. Net interest margin was 3.17% for the nine months ended September 30, 2009 and 2008.
The Company recorded income tax expense of $1.8 million and $4.4 million for the quarter and nine months ended September 30, 2009, respectively. The effective tax rate for the quarter ended September 30, 2009, was 36.0%, as compared to 35.6% for the quarter ended September 30, 2008. The increase in the effective tax rate was the result of a higher level of taxable income in 2009 as compared to 2008. The effective tax rate for the nine months ended September 30, 2009, was 35.6%, as compared to 31.1% for the nine months ended September 30, 2008. The increase in the effective tax rate was the result of a higher percentage of pre-tax income being subject to taxation in 2009, as compared to 2008. Income on bank owned life insurance in 2008 included a $2.5 million, nontaxable, death benefit.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.
(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At	At
	September 30, 2009	December 31, 2008
Selected Financial Condition Data:
Total assets	$1,988,167	$1,757,761
Cash and cash equivalents	86,179	50,128
Certificates of deposit (fully insured by the FDIC)	—	53,653
Trading securities	3,345	2,498
Securities available for sale, at estimated fair value	1,142,499	957,585
Securities held to maturity	10,983	14,479
Loans held-for-sale	357	—
Loans held for investment, net	666,717	589,984
Allowance for loan losses	(14,196)	(8,778)
Net loans held for investment	652,521	581,206
Non-performing loans(1)	35,722	9,639
Other real estate owned	933	1,071
Bank owned life insurance	43,312	42,001
Federal Home Loan Bank of New York stock, at cost	6,601	9,410

Borrowed funds	283,480	332,084
Deposits	1,293,433	1,024,439
Total liabilities	1,591,897	1,371,183
Total stockholders’ equity	396,270	386,578

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Selected Operating Data:
Interest income	$21,855	$19,034	$63,350	$54,446
Interest expense	7,078	6,792	21,975	20,066

Net interest income before provision for loan losses	14,777	12,242	41,375	34,380
Provision for loan losses	2,723	1,276	7,466	3,114

Net interest income after provision for loan losses	12,054	10,966	33,909	31,266
Non-interest income	1,357	820	3,850	5,426
Non-interest expense	8,429	6,703	25,272	18,628

Income before income tax expense	4,982	5,083	12,487	18,064
Income tax expense	1,795	1,808	4,443	5,619

Net income	$3,187	$3,275	$8,044	$12,445

Basic and diluted earnings per share (2) (3)	$0.08	$0.08	$0.19	$0.29

	At or For the Three Months		At or For the Nine Months
	Ended		Ended
	September 30,		September 30,
	(annualized)		(annualized)
	2009	2008	2009	2008
Selected Financial Ratios:
Performance Ratios(4):
Return on assets (ratio of net income to average total assets)	0.66%	0.82%	0.59%	1.09%
Return on equity (ratio of net income to average equity)	3.23	3.48	2.76	4.44
Average equity to average total assets	20.36	23.54	21.23	24.48
Interest rate spread	2.76	2.59	2.65	2.46
Net interest margin	3.20	3.22	3.17	3.17
Efficiency ratio(5)	52.24	51.32	55.88	46.80
Non-interest expense to average total assets	1.74	1.68	1.84	1.63
Average interest-earning assets to average interest-bearing liabilities	128.87	135.46	130.73	138.47
Asset Quality Ratios:
Non-performing assets to total assets	1.84	0.80	1.84	0.80
Non-performing loans to total loans held for investment, net	5.36	2.18	5.36	2.18
Allowance for loan losses to non-performing loans	39.74	63.81	39.74	63.81
Allowance for loan losses to total loans	2.13	1.39	2.13	1.39
Annualized net charge-offs to total average loans	0.36	0.75	0.43	0.28
Provision for loan losses as a multiple of net charge-offs	4.54	1.27	3.65	3.10

(1)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in loans held-for-investment, net.

(2)	Basic net income per common share is calculated based on 42,212,440 and 43,140,090 average shares outstanding for the three months ended September 30, 2009 and September 30, 2008, respectively. Basic net income per common share is calculated based on 42,639,492 and 43,126,500 average shares outstanding for the nine months ended September 30, 2009 and September 30, 2008, respectively. Diluted earnings per share for the three months and nine months ended September 30, 2009 is calculated based on 42,375,268 and 42,729,918 average shares outstanding, respectively. There were no dilutive shares for the three and nine months ended September 30, 2008.

(3)	Nine months ended September 30, 2008 amounts include a $2.5 million, nontaxable, death benefit realized on bank owned life insurance.

(4)	Annualized when appropriate.

(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Quarter Ended September 30,
	2009			2008
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$659,247	$10,251	6.17%	$534,587	$8,337	6.20%
Mortgage-backed securities	922,723	10,382	4.46	838,985	9,426	4.47
Other securities	149,291	1,024	2.72	32,543	246	3.01
Federal Home Loan Bank of New York stock	7,056	113	6.35	12,930	203	6.25
Interest-earning deposits in financial institutions	91,970	85	0.37	93,222	822	3.51

Total interest-earning assets	1,830,287	21,855	4.74	1,512,267	19,034	5.01
Non-interest-earning assets	95,418			79,473

Total assets	$1,925,705			$1,591,740

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$576,055	1,484	1.02	$461,396	1,503	1.30
Certificates of deposit	537,865	2,861	2.11	355,627	2,774	3.10

Total interest-bearing deposits	1,113,920	4,345	1.55	817,023	4,277	2.08
Borrowed funds	306,335	2,733	3.54	299,358	2,515	3.34

Total interest-bearing liabilities	1,420,255	7,078	1.98	1,116,381	6,792	2.42
Non-interest bearing deposit accounts	100,299			88,749
Accrued expenses and other liabilities	13,144			11,914

Total liabilities	1,533,698			1,217,044
Stockholders’ equity	392,007			374,696

Total liabilities and stockholders’ equity	$1,925,705			$1,591,740

Net interest income		$14,777			$12,242

Net interest rate spread (2)			2.76			2.59
Net interest-earning assets (3)	$410,032			$395,886

Net interest margin (4)			3.20			3.22
Average interest-earning assets to interest-bearing liabilities			128.87			135.46

(1)	Average yields and rates for the quarter ended September 30, 2009 and 2008, are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Nine Months Ended September 30,
	2009			2008
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$633,660	$28,075	5.92%	$478,966	$22,723	6.34%
Mortgage-backed securities	926,679	32,420	4.68	812,586	27,197	4.47
Other securities	83,284	1,828	2.93	39,752	1,182	3.97
Federal Home Loan Bank of New York stock	7,670	300	5.23	12,021	538	5.98
Interest-earning deposits in financial institutions	93,857	727	1.04	104,227	2,806	3.60

Total interest-earning assets	1,745,150	63,350	4.85	1,447,552	54,446	5.02
Non-interest-earning assets	92,182			81,880

Total assets	$1,837,332			$1,529,432

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$551,009	4,589	1.11	$418,256	3,649	1.17
Certificates of deposit	482,796	9,299	2.58	373,149	9,844	3.52

Total interest-bearing deposits	1,033,805	13,888	1.80	791,405	13,493	2.28
Borrowed funds	301,110	8,087	3.59	253,974	6,573	3.46

Total interest-bearing liabilities	1,334,915	21,975	2.20	1,045,379	20,066	2.56
Non-interest bearing deposit accounts	97,980			95,855
Accrued expenses and other liabilities	14,425			13,779

Total liabilities	1,447,320			1,155,013
Stockholders’ equity	390,012			374,419

Total liabilities and stockholders’ equity	$1,837,332			$1,529,432

Net interest income		$41,375			$34,380

Net interest rate spread (2)			2.65			2.46
Net interest-earning assets (3)	$410,235			$402,173

Net interest margin (4)			3.17			3.17
Average interest-earning assets to interest-bearing liabilities			130.73			138.47

(1)	Average yields and rates for the nine months ended September 30, 2009 and 2008, are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
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